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                                                                   Exhibit 23(j)

INDEPENDENT AUDITORS' CONSENT

We consent to the inclusion in the Pre-Effective Amendment No. 2 to Registration Statement No. 333-86067 of Century Capital Management Trust, of our report dated December 10, 1999 relating to the statement of assets and liabilities, as of December 9, 1999, of Century Small Cap Select Fund, a series of Century Capital Management Trust, and to the reference to us under the heading "Investment Advisory and Other Services - Accountants" in the Statement of Additional Information, which is part of such Registration Statement.


/s/  Deloitte & Touche LLP


Boston, Massachusetts
December 13, 1999